Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 14, 2017, relating to (1) the consolidated financial statements and the financial statement schedule of Vipshop Holdings Limited and its subsidiaries (the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the translation of Renminbi amounts into U.S. dollars for the convenience of the readers), and (2) the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2016.

/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Certified Public Accountants
Hong Kong
December 21, 2017